GURTIN FIXED INCOME MANAGEMENT, LLC

Code of Ethics
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Rule 204A-1 of the Investment Advisers Act of 1940

Jeffery A. Yorg
3/31/2014

This document has been developed and designed to comply with the U.S. Securities and Exchange Commission Rule 204A-1 of the Investment Advisers Act of 1940. For further information, please contact the Chief Compliance Officer, at 858-436-2200

Table of Contents

Definitions	4
Standards of Business Conduct	5
Prohibition Against Insider Trading	6
Personal Securities Transactions	9
Pay-to-Play Rules	13
Certification	16
Records	16

Statement of General Policy

This Code of Ethics ("Code") has been adopted by Gurtin Fixed Income Management, LLC ("Gurtin Fixed Income") and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

This Code establishes rules of conduct for all Supervised persons of Gurtin Fixed Income and is designed to, among other things, govern personal securities trading activities in the accounts of Access persons. The Code is based upon the principle that Gurtin Fixed Income and its Supervised persons owe a fiduciary duty to Gurtin Fixed Income's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that Gurtin Fixed Income maintains high ethical standards. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

Pursuant to Section 206 of the Advisers Act, both Gurtin Fixed Income and its Supervised persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Gurtin Fixed Income has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Gurtin Fixed Income and its Supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

•The duty to have a reasonable, independent basis for the investment advice provided;

•The duty to strive to obtain best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;

•The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and

•A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Gurtin Fixed Income expects every Supervised person to demonstrate the highest standards of ethical conduct for continued employment with Gurtin Fixed Income. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Gurtin Fixed Income. Supervised persons are urged to seek the advice of the Chief Compliance Officer ("CCO"), for any questions about the Code or the application of the Code to their individual circumstances. Supervised persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Gurtin Fixed Income.

In those situations where a Supervised person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading will be resolved in favor of the client even at the expense of the interests of Supervised persons.

The CCO will periodically report to senior management of Gurtin Fixed Income to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

•"Access person" means any Supervised person who: has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic or who has access to such recommendations that are non- public. All employees and partners involved in the day to day operations of Gurtin Fixed Income are considered to be Access persons.

•"Account" means accounts of any Supervised person and includes accounts of the employee's immediate family members (any relative by blood, marriage, or adoption living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Supervised person has a beneficial interest or exercises investment discretion.

•"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. An Access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Access person's household.

•"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Gurtin Fixed Income or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Gurtin Fixed Income or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•"Supervised person" means directors, officers and partners of Gurtin Fixed Income (or other persons occupying a similar status or performing similar functions), employees of Gurtin Fixed Income, and any other person who provides advice on behalf of Gurtin Fixed Income and is subject to Gurtin Fixed Income's supervision and control.

Standards of Business Conduct

Gurtin Fixed Income places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its Supervised persons by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and other applicable federal securities laws, rules and regulations.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Gurtin Fixed Income's Access persons as defined herein. These procedures cover transactions in a Reportable security in which an Access person has a beneficial interest in or accounts over which the Access person exercises control as well as transactions by members of the Access person's immediate family.

Section 206 of the Advisers Act makes it unlawful for Gurtin Fixed Income or its agents or Supervised persons to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules there under.

Prohibition Against Insider Trading
Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised persons and Gurtin Fixed Income to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission ("SEC") can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised persons and Gurtin Fixed Income may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised persons of Gurtin Fixed Income and their immediate family members with Beneficial ownership.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Gurtin Fixed Income), while in the possession of material, nonpublic information, nor may any personnel of Gurtin Fixed Income communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact- specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Gurtin Fixed Income's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Gurtin Fixed Income ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•Report the information and proposed trade immediately to the CCO.

•Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•Do not communicate the information inside or outside the firm, other than to the CCO.

•After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised person of Gurtin Fixed Income or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Gurtin Fixed Income must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Gurtin Fixed Income and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Gurtin Fixed Income does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO, or his/her designee, may place certain securities on a "restricted list." Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed for an advisory account or an Account. Securities about which a number of Supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO, or his/her designee, shall take steps to immediately inform all Supervised persons of the securities listed on the restricted list via the compliance monitoring system.

The CCO, or his/her designee, may place certain securities on a "watch list." Securities about which a limited number of Supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions
General Policy

Gurtin Fixed Income has adopted the following principles governing personal investment activities by Gurtin Fixed Income's Access persons:

•The interests of client accounts will at all times be placed first;

•All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

•Access persons must not take inappropriate advantage of their positions.

All Access persons are required to receive pre-clearance from Gurtin Fixed Income's Compliance Department through the compliance monitoring system only for the following security types: Bonds; IPOs; Private Placements; US Treasury Securities; and Combined Transactions. All Access persons must receive automated notification of approval from the compliance monitoring system or written approval from the CCO, or his/her designee, prior to executing any trades or transactions.

Pre-Clearance Required for Participation in IPOs

No Access person shall acquire any Beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior automated notification of approval from the compliance monitoring system or written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access person's activities on behalf of a client). If the CCO or the compliance monitoring system is unable to pre-clear securities, pre-clearance must be obtained from the President of the firm unless such Access person is the President and then pre-clearance must be obtained from the Chief Executive Officer.

Pre-Clearance Required for Private or Limited Offerings

No Access person shall acquire Beneficial ownership of any securities in a limited offering or private placement without the prior automated notification of approval from the compliance monitoring system or written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access person's activities on behalf of a client. If the CCO or the compliance monitoring system is unable to pre-clear securities, pre-clearance must be obtained from the President of the firm unless such Access person is the President and then pre-clearance must be obtained from the Chief Executive Officer.

Personal Securities Compliance Procedures
Reporting Requirements

Every Access person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below.

1. Initial Holdings Report

Every Access person shall, no later than ten (10) days after the person becomes an Access person, file an initial holdings report with the Compliance Department containing the following information:

•The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable security in which the Access person had any direct or indirect Beneficial interest ownership when the person becomes an Access person;

•The name of any broker, dealer or bank, account name, number and location with whom the Access person maintained an account in which any securities were held for the direct or indirect benefit of the Access person; and

•The date that the report is submitted by the Access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access person.

2. Annual Holdings Report

Every Access person, no later than ten (10) days following the official request in any given year, shall certify that all their Accounts are identified in the compliance monitoring system. For Accounts that are not registered in the compliance monitoring system, each Access person shall file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every Access person must, no later than thirty (30) days after the end of each calendar quarter, certify that the activity for their Accounts in the compliance monitoring system is accurate and complete. For Accounts that are not registered in the compliance monitoring system, each Access person shall file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a Reportable security in which the Access persons had any direct or indirect Beneficial ownership:

•The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•The price of the Reportable security at which the transaction was effected;

•The name of the broker, dealer or bank with or through whom the transaction was effected; and

•The date the report is submitted by the Access person.

4. Exempt Transactions

An Access person need not submit a report with respect to:

•Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•Transactions effected pursuant to an automatic investment plan;

•A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Gurtin Fixed Income holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

5. Monitoring and Review of Personal Securities Transactions

The CCO, or his/her designee, will monitor and review all reports via the compliance monitoring system required under the Code for compliance with Gurtin Fixed Income's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Gurtin Fixed Income. Any transactions for any accounts of the CCO will be reviewed and approved by the President or other designated supervisory person. The CCO shall at least annually identify all Access persons who are required to file reports pursuant to the Code and will inform such Access persons of their reporting obligations.

Pay-to-Play Rules
Introduction

In July 2010, the SEC adopted "Pay-to-Play" rules; including the new anti-fraud Political Contributions by Certain Investment Advisers Rule (Rule 206(4)-5) under the Advisers Act.

The Political Contributions rule addresses certain pay-to- play practices such as making or soliciting campaign contributions or payments to certain government officials to influence the awarding of investment contracts for managing public pension plan assets and other state governmental investments. The new rule applies to SEC registered advisers as well as advisers exempt from registration with the SEC pursuant to reliance on the private adviser exemption as provided in Section 203(b)(3) of the Advisers Act (hereafter, the "adviser"), which manage or seek to manage private investment funds in which government and governmental plans invest.

General Policy
Use of Solicitors

Gurtin Fixed Income will not provide or agree to provide, directly or indirectly, payment to any person to solicit a government entity for investment advisory services on behalf of such investment adviser unless such person is a regulated person or is an executive officer, general partner, managing member (or, in each case, a person with a similar status or function), or employee of the investment adviser).

Pre-Clearance for Political Contributions

No Supervised person may contribute to any official, political action committees ("PACs") or through a third party without the prior automated notification of approval from the compliance monitoring system, or the prior consent of the CCO or in the absence of the CCO, his/her designee unless the contribution meets the de minimus exception. If and only if this does not present a conflict of interest or harm the firm's ability to obtain clients, will the Supervised person be allowed to make such contribution. While the de minimus exception amount does not require pre- clearance, all political contribution amounts to officials and PACs are required to be reported to the CCO through the compliance monitoring system.

De minimis exceptions

Contributions made by an Supervised person to an official for whom the Supervised person was entitled to vote at the time of the Contributions and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Supervised person was not entitled to vote at the time of the Contributions and which in the aggregate do not exceed $150 to any one official, per election.

Definitions of terms used in this section

"Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

1. The purpose of influencing any election for Federal, State or local office;

2. Payment of debt incurred in connection with any such election; or

3. Transition or inaugural expenses of the successful candidate for State or local office.

"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office:

1. Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

2. Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

"Payment" means any gift, subscription, loan, advance, or deposit of money or anything of value.

Books and Records

The following will be maintained for a period of five years since fiscal year of last use, with at least two years on- site. Electronic copies (i.e., scans/.PDF files, other types of electronic media) are permissible to be retained onsite in lieu of the original paper document.

•Names, titles and address (business & home) of Supervised persons

•Clients that are government entities (past 5 years, not prior to September 13, 2010)

•All direct and indirect contributions made by adviser and Supervised persons (in chronological order) indicating:

•Name and title of each contributor

•Name and title of each recipient

•Amount and date of each contribution or payment

•Whether subject to exception from returned contributions

•Name and address (business) of all regulated persons who solicit government entities for adviser

Social Media

Supervised person must realize that any communication on a Supervised person's publically available social networking web site about Gurtin Fixed Income could be considered an advertisement. Because the Adviser Act's prohibitions on advertising apply to electronic communications, Gurtin Fixed Income is ultimately responsible for communications about their advisory firm posted by Supervised persons. As a matter of policy, Gurtin Fixed Income allows a Supervised person to disclose business card information on a social media site, and prohibits any posting that would be a violation of the Investment Advisers Act of 1940. Examples include, but are not limited to Facebook, LinkedIn, and Twitter. Supervised persons are also prohibited from blogging about Gurtin Fixed Income.

If a Supervised person becomes aware of any violations to this policy they must be reported immediately to the CCO. If there are any questions as to the appropriateness of a social media, please direct all questions to the CCO.

On an annual basis each Supervised person will be required to acknowledge their understanding of this policy, through the review and certification of this Code, and confirm that they have and will continue to comply with Gurtin Fixed Income's policies.

Reporting Violations and Sanctions

All Supervised persons shall promptly report to the CCO, or an alternate designee, all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the Supervised person's employment with the firm.

Certification
Initial Certification

Through the compliance monitoring system, all Supervised persons will be provided with an electronic copy of the Code and must initially certify that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

Through the compliance monitoring system, all Supervised persons will be provided any amendments to the Code and must certify that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

Through the compliance monitoring system, all Supervised persons must annually certify that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records in either written or electronic form:

•A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•A record of any violation of Gurtin Fixed Income's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access person which shall be retained for five years after the individual ceases to be an Access person of Gurtin Fixed Income;

•A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•A list of all persons who are, or within the preceding five years have been, Access persons;

•A record of any decision and reasons supporting such decision to approve an Access persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.